United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2012

S&T Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-12508	25-1434426
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Philadelphia Street, Indiana, PA		15701
(Address of Principal Executive Offices)		Zip Code

Registrant’s telephone number, including area code (800) 325-2265

Former name or address, if changed since last report Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 9, 2012, S&T Bancorp, Inc. (“S&T”) completed its acquisition of Mainline Bancorp, Inc. (“Mainline”), pursuant to that certain Agreement and Plan of Merger, dated September 14, 2011, as amended on January 27, 2012 and on March 8, 2012, between S&T and Mainline (as amended, the “Merger Agreement”), under which Mainline was merged with and into S&T (the “Merger”), with S&T being the corporation surviving the Merger. The Merger became effective at 11:58 p.m. on March 9, 2012 (the “Effective Time”). Immediately following the Effective Time, Mainline National Bank (“Mainline Bank”), a wholly-owned subsidiary of Mainline, merged with and into S&T Bank, a wholly-owned subsidiary of S&T, pursuant to that certain Agreement of Merger, dated December 19, 2011, with S&T Bank being the corporation surviving such merger (the “Bank Merger”). The Bank Merger became effective at 11:59 p.m. on March 9, 2012.

Pursuant to the Merger Agreement, Mainline shareholders had the opportunity to elect to receive in exchange for each share of Mainline common stock they owned immediately prior to completion of the Merger either 3.6316 shares of S&T common stock or a cash payment of $69.00, with at least 60% of the aggregate consideration paid in S&T common stock and subject to allocation procedures described in the Merger Agreement.

On March 12, 2012, S&T issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of S&T Bancorp, Inc., dated March 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

S&T Bancorp, Inc.

/s/ Mark Kochvar
Mark Kochvar
March 12, 2012	Senior Executive Vice President, Chief Financial Officer